EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(2)
(Form Type)

Commonwealth Edison Company
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	First Mortgage 3.150% Bonds, Series 132, due 2032	457(o)			299,616,000	0.0000927	27,774.40
	Debt	First Mortgage 3.850% Bonds, Series 133, due 2052	457(o)			449,203,500	0.0000927	41,641.16
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					748,819,500		69,415.56
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							69,415.56

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